CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders

RVision, Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated April 24, 2007, with respect to the December 31, 2006 and 2005 consolidated financial statements of RVision, Inc. and subsidiaries and to the use of our report dated September 28, 2005, with respect to the December 31, 2004 and 2003 financial statements of Custom Federal, Inc. in Registration Statement No. 333-135182 on Form SB-2 of RVision, Inc. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL, P.C.
Salt Lake City, Utah
October 16, 2007